EXHIBIT 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this ______ day of _____________, 2008, by and between Grand River Bank, a Michigan state bank (“Bank”), and Robert P. Bilotti, an individual resident of the State of New Jersey (“Executive”).

WHEREAS, the Executive has considerable experience, expertise and training in management related to banking and services offered by the Bank;

WHEREAS, the Bank desires for the Executive to be employed as the Chairman of the Board of the Bank, and Executive desires to accept employment, subject to and on the terms and conditions set forth in this Agreement; and

WHEREAS, both the Bank and the Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Executive and the Bank agree as follows:

A.   DURATION

1.  This Agreement shall become effective (the “Effective Date”) upon the date that the Bank opens for business and, subject to Paragraph 2 below, will expire and terminate by its own terms five years after the Effective Date, unless earlier terminated as provided herein.

2.  Both the Bank and the Executive acknowledge and agree that the parties may agree to continue the employment relationship upon such terms as they may mutually agree. Following the initial five-year term, this Agreement automatically shall renew annually for an additional one (1) year term unless either party elects to terminate this Agreement by sending written notice of non-renewal at least thirty (30) days prior to the expiration of the then current term. Both parties acknowledge and agree that, in the event this Agreement does not renew, this Agreement shall terminate automatically upon the expiration of the then current term without any additional liability or obligation on the part of either party, except as expressly provided herein.

B.   COMPENSATION

3.  All payments of salary and other compensation to the Executive shall be payable in accordance with the Bank’s ordinary payroll and other policies and procedures.

a.  During the term of this Agreement, the Bank agrees to pay the Executive a base salary of not less than $75,000.00 annually, appropriately prorated for partial months at the commencement and end of the term of this Agreement.

b.  The Bank shall have the right to deduct from any payment of compensation to the Executive hereunder any federal, state or local taxes required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by the Executive.

c.  During the term of this Agreement, it is anticipated that the board of directors of the Bank (“Board of Directors” or “Board”) or a delegated committee thereof will adopt an executive incentive bonus plan based upon the asset growth and profitability of the Bank. The Executive will be entitled to participate in such plan. The Executive shall also be entitled to participate in any benefit programs applicable to all employees of the Bank or to executive employees of the Bank in accordance with Bank policy and the provisions of said benefit programs.

d.  The Executive shall receive options to purchase 25,000 shares of common stock of the Bank at an exercise price of $10 per share. The options shall have a term of ten years from the date of issuance, which shall be the Effective Date, and to the extent permitted by law, shall be treated as incentive stock options. The options shall vest ratably over a period of five years, beginning on the first anniversary date of the Effective Date. The options shall be evidenced by a stock option agreement, which shall have such terms as are consistent with those set forth above and such additional terms as may be set forth in the stock option agreement or the stock option plan pursuant to which the options are granted.

4.  The Bank shall provide the Executive with a cellular phone and laptop computer for use in the performance of his or her duties and obligations under this Agreement. The Bank also shall reimburse the Executive for all reasonable expenses, including, but not limited to, travel expenses, lodging expenses, and meals and entertainment expenses, that the Executive may incur in the performance of his or her duties and obligations under this Agreement; provided, however, that the Executive shall be required to submit receipts or other acceptable documentation to the cashier of the Bank or such other officer designated by the Board of Directors to verify such expenses prior to any reimbursements. In addition to the reimbursement of expenses listed in this Paragraph, the Bank shall pay, or reimburse the Executive, for reasonable initiation fees for trade association memberships deemed to be acceptable and appropriate by the Board of Directors.

5.  Subject to the provisions of Paragraph 7 of this Agreement, the Executive shall be entitled to receive employee and dependent health insurance, dental insurance, paid sick leave and five (5) weeks of paid vacation per year, and any additional benefits provided to all Bank employees. The Executive’s receipt of such benefits shall be in accordance with the Bank’s employment policies. The Executive shall also be entitled to term life insurance (provided the Executive is insurable at premiums equal to or reasonably above the standard rate) with a death benefit of $150,000.00.

6.  The Board of Directors or a delegated committee shall review the amount of the Executive’s compensation, including his or her base salary, not less than annually and shall increase such base salary as a result of such review and to provide reasonable cost of living adjustments, all in the discretion of the Board of Directors or such committee and consistent with safe and sound banking practices; provided however that the Executive’s base salary, bonuses, vacation and car allowance shall not be less than the amounts set forth in Paragraphs 3, 4, and 5 at any time during the term of this Agreement.

7.  All employee benefits provided to the Executive by the Bank incident to the Executive’s employment shall be governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents.

8.  The parties hereto acknowledge that the compensation set forth herein and the other covenants and agreements of the Bank contained herein are fair and adequate compensation for the Executive’s services and for the covenants of the Executive as set forth herein.

C.   RESPONSIBILITIES

9.  The Executive shall be employed as the Chairman of the Board of the Bank and shall faithfully devote his or her best efforts and his or her primary focus to his or her position(s) with the Bank.

10.  The Executive acknowledges and agrees that the duties and responsibilities of the Executive required by his or her position as the Chairman of the Board of the Bank are wholly within the discretion of its Board of Directors, and may be modified, or new duties and responsibilities imposed by the Board of Directors, at any time, without the approval or consent of the Executive. However, these new duties and responsibilities may not constitute immoral or unlawful acts. In addition, the new duties and responsibilities must be consistent with the Executive’s role as the Chairman of the Board of a financial institution.

11.  The Executive acknowledges and agrees that, during the term of this Agreement, he or she has a fiduciary duty of loyalty to the Bank, and that he or she will not engage in any activity during the term of this Agreement, which will or could, in any significant way, harm the business, business interests, or reputation of the Bank or the reputation of the Board of Directors.

12.  The Executive shall not directly or indirectly engage in competition with the Bank at any time during the existence of the employment relationship between the Bank and the Executive, and the Executive will not on his or her own behalf, or as another’s agent or employee, engage in any of the same or similar duties and/or Bank-related responsibilities required by the Executive’s position with the Bank, other than as an employee of the Bank pursuant to this Agreement or as specifically approved by the Board of Directors. In addition, without the prior written consent of the Board of Directors, Executive shall not usurp for himself any corporate opportunity available to the Bank.

D.   NONINTERFERENCE

13.  The Executive acknowledges that, as part of his employment with the Bank, he will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Bank’s employees. The Executive agrees to maintain the confidentiality of such information. The Executive further covenants and agrees that, for a period of one year subsequent to the termination of this Agreement, whether such termination occurs at the insistence of the Bank or the Executive, the Executive shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any employees of the Bank, nor shall the Executive contact or communicate with any employees of the Bank for the purpose of inducing such employees of the Bank to terminate their employment with the Bank. For purposes of this covenant, “employees of the Bank” shall refer to employees who are still actively employed by or were employed by the Bank within the prior year at the time of the attempted recruiting or hiring.

14.  In his position of employment, the Executive will be exposed to confidential information and trade secrets (hereafter “Proprietary Information”) pertaining to, or arising from, the business of the Bank and its affiliates (if any). The Executive hereby agrees and acknowledges that such Proprietary Information is unique and valu-able to the Bank’s business and that the Bank would suffer irreparable injury if this information were publicly disclosed. Therefore, the Executive agrees to keep in strict secrecy and confidence, both during and after the period of his or her employment, any and all Proprietary Information which the Executive acquires, or to which the Executive has access, during employment by the Bank, that has not been publicly disclosed by the Bank. The Proprietary Information covered by this Agreement shall include, but shall not be limited to: (i) the identities of the Bank’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of the Bank’s existing and prospective customers or clients; (iii) financial information about the Bank; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, the Bank’s employees; (vi) the identities of and pricing information about the Bank’s suppliers and vendors; (vii) training programs developed by the Bank; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Bank’s financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of the Bank and its suppliers and vendors; and (xiv) computer programs and software developed by the Bank or its consultants. The provisions and agreements entered into herein shall survive the term of the Employee’s employment to the extent reasonably necessary to accomplish their purpose in protecting the interests of the Bank in any Proprietary Information disclosed to, or learned by, the Executive while employed.

15.  The Executive expressly represents that he has no agreements with, or obligations to, any party which conflict, or may conflict, with the inter-ests of the Bank or with the Executive’s duties as an employee of the Bank.

16.  The Executive acknowledges that the special relationship of trust and confidence between him, the Bank, and its clients and customers creates a high risk and opportunity for the Executive to misappropriate the relationship and goodwill existing between the Bank and its clients and customers. The Executive further acknowledges and agrees that it is fair and reasonable for the Bank to take steps to protect itself from the risk of such misappropriation. The Executive further acknowledges that, at the outset of his or her employment with the Bank and throughout his or her employment with the Bank, the Executive will be provided with access to and informed of Proprietary Information, which will enable him to benefit from the Bank’s goodwill and know-how.

17.  The Executive acknowledges that it would be inevitable in the performance of his duties as a director, officer, employee, investor, agent or consultant of any person, association, entity, or company which competes with the Bank, or which intends to or may compete with the Bank, to disclose and/or use Proprietary Information, as well as to misappropriate the Bank’s goodwill and know-how, to or for the benefit of such other person, association, entity, or company. The Executive also acknowledges that, in exchange for the execution of the non-solicitation restriction set forth in these NONINTERFERENCE provisions, he has received substantial, valuable consideration, including: (i) confidential trade secret and proprietary information relating to the identity and special needs of the Bank’s current and prospective customers, the Bank’s current and prospective services, the Bank’s business projections and market studies, the Bank’s business plans and strategies, the Bank’s studies and information concerning special services unique to the Bank; (ii) employment; and (iii) compensation and benefits as described in this Agreement. The Executive further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth herein.

18.  In consideration for the above-recited valuable consideration, as well as to protect the vital interests described in these NONINTERFERENCE provisions, the Executive understands and agrees that during the continuation of this Agreement and for a period of one year following the termination of this Agreement by either party, for any reason (other than for termination of the Executive for circumstances described in Paragraph 23(e), below), the Executive will not be or become engaged in any way (directly or indirectly), as an individual proprietor, beneficiary, trustee, owner, partner, stockholder, officer, director, executive, investor, lender, sales representative, or in any other capacity, whatsoever, in any activity or endeavor which competes or conflicts with the Bank’s business or the business of the Bank or the business of any of their respective affiliates (if any), as such business has been conducted during the years of the Executive’s employment with the Bank, within the cities in which the Bank maintains a banking office. It is the parties’ desire that these restrictions be enforced to the fullest extent allowed by law.

19.  The Executive agrees that the restrictions set forth in Paragraph 18 above are ancillary to an otherwise enforceable agreement, are supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by Paragraph 18 are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Bank. The Executive further agrees that such restrictions do not create undue hardship for him or her or for the public. The NONINTERFERENCE provisions in this Section D are not intended to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition. Nothing herein will prohibit the Executive’s (i) beneficial ownership of less than 5% of the publicly traded capital stock of a corporation listed on a national securities exchange so long as this is not a controlling interest, or (ii) ownership of mutual fund investments. The Executive may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods. The Executive agrees that if, at some later date, a court of competent jurisdiction determines that the non-solicitation agreement set forth in this Section D does not meet the criteria set forth by applicable law, then such agreement may be reformed by the court and enforced to the maximum extent permitted under applicable law. The Executive understands that his or her obligations under this Section D shall not be assignable by him.

20.  The Executive acknowledges that the covenants set forth in these NONINTERFERENCE provisions are material conditions to the Bank’s willingness to execute and deliver this Agreement and to provide Executive the compensation and benefits and other consideration provided hereunder. The parties agree that the existence of any claim or cause of action of Executive against the Bank, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Bank of such covenants. It is specifically acknowledged that the periods following the termination of employment stated in Paragraphs 13 and 18, during which the agreements and covenants of Executive made in such Paragraphs are effective, are to be computed by excluding from such computation any time during which Executive is in violation of any provision of Paragraph 13 or 18. The covenants contained in these NONINTERFERENCE provisions will not be affected by any breach of any other provision hereof by any party hereto. In addition, Executive’s obligations under these NONINTERFERENCE provisions shall survive the termination of this Agreement and Executive’s employment with the Bank. Executive’s obligations under these NONINTERFERENCE provisions are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he may have to Bank under general legal or equitable principles, or other the Bank policies.

E.   REMEDIES

21.  In the event that the Executive violates any of the provisions set forth in this Agreement relating to NONINTERFERENCE, Executive acknowledges that the Bank would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages. Accordingly, Executive agrees that, without the necessity of proving actual damages or posting bond or other security, the Bank shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which the Bank may be entitled, at law or in equity. In such a situation, the parties agree that the Bank may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of any of the provisions set forth in this Agreement relating to NONINTERFERENCE, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.

F.   TERMINATION

22.  The Board of Directors shall be entitled to terminate this Agreement, for any reason, by providing the Executive with thirty (30) days written notice of the termination. However, if this Agreement is terminated by the Bank without Good Cause, as defined in this Agreement, the Bank shall provide the Executive with the severance set forth in paragraph 32 of this Agreement.

23.  For purposes of this Agreement,“Good Cause” shall be defined as the occurrence of one of the following events:

a.  The determination by the Board of Directors, in the exercise of its reasonable judgment, that Executive has violated any provision of this Agreement or is negligent in the performance of his duties hereunder, and has failed to cure such violation or the effects of such negligence within a reasonable period after written notice to the Executive by the Bank specifying in reasonable detail the alleged violation;

b.  The determination by the Board of Directors, in the exercise of its reasonable judgment, that (i) Executive has failed to follow the policies adopted by the Board of Directors and has failed to cure such failure within a reasonable period after written notice to the Executive by the Bank specifying in reasonable detail the alleged failure; or (ii) Executive has engaged in such actions or omissions that would constitute unsafe or unsound banking practices;

c.  The Executive is charged with a misdemeanor involving moral turpitude or a felony;

d.  The determination by the Board of Directors, in the exercise of its reasonable judgment, that the Executive has engaged in gross misconduct in the course and scope of his employment with the Bank including indecency, immorality, gross insubordination, dishonesty, unlawful harassment, use of illegal drugs, or fighting;

e.  The determination by the Board of Directors, in the exercise of its reasonable judgment and in good faith, that the Executive’s job performance is substantially unsatisfactory and that Executive has failed to cure such performance within a reasonable period after written notice to the Executive by the Bank specifying in reasonable detail the nature of the unsatisfactory performance;

f.  The Executive is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over the Bank; or

g.  The Bank has entered into a formal administrative action.

24.  Executive shall be entitled to terminate this Agreement at any time, for any reason, with or without cause, by providing thirty (30) days written notice to the Bank. The effective date of such resignation shall be the 30th calendar day following the date the notice is given or such other later date as may be set forth in the notice. Upon Executive’s resignation, Executive shall be entitled to receive any base salary which has been earned by him through the effective date of such resignation.

25.  If Executive dies during the term of this Agreement and while in the employ of the Bank, this Agreement will terminate automatically, without notice, on the date of the Executive’s death and the Bank shall not have any further obligation to Executive or his estate under this Agreement (other than death benefits payable under any benefit plans to which Executive is a party), except that the Bank shall pay Executive’s estate that portion of Executive’s base salary accrued through the date on which Executive’s death occurred. To the maximum extent, and for the term, permitted by the health benefit provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1986, if Executive dies during the term of this Agreement and while in the employ of the Bank, the Bank shall provide or maintain health insurance benefits, at the Bank’s expense, for Executive’s spouse.

26.  This Agreement will terminate immediately, without notice, in the event the Executive is prevented from performing his duties hereunder by reason of becoming physically or mentally disabled. For purposes of this Agreement, the term “disabled” shall have the meaning set forth in the Bank’s long-term disability plan or, if the Bank has no long-term disability plan in effect at the time of the Executive’s disability, then “disabled” shall mean that Executive has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the essential functions of his duties under this Agreement for a continuous period of three (3) months, as determined by the Board of Directors upon the advice of a qualified physician. In the event a dispute arises between Executive and the Bank concerning Executive’s physical or mental ability to continue or return to the performance of his duties, then Executive shall submit to an examination by a competent physician mutually agreeable to the parties. The physician’s opinion as to the Executive’s capability to perform his duties will be final and binding. During any period prior to termination during which the Executive fails to perform his duties as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full salary at the rate then in effect for such period until his or her employment terminates pursuant to this Paragraph 28, provided that payments so made to the Executive during such period shall be reduced by the sum of the amounts, if any, payable to the Executive under any disability benefit plans of the Bank that were not previously applied to reduce such payment.

In the event of a termination pursuant to this Section 28, the Bank shall be relieved of all its obligations under this Agreement, except that Bank shall pay to the Executive, or to his estate in the event of his subsequent death, the Executive’s base salary under Paragraph 3(a) through the date on which such termination shall have occurred, reduced during such period by the amount of any benefits received by Executive under any disability policy maintained by the Bank and by any death benefits payable under the benefit plans referenced in Paragraph 7. All such payments to the Executive or to his estate shall be made in the same manner as other payroll obligations.

27.  Executive acknowledges that all memoranda, notes, records, reports, manuals, books, papers, letters, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales or financial information and aids relating to the Bank’s business, and any and all other documents containing Propriety Information furnished to the Executive by any representative of the Bank or otherwise acquired or developed by the Executive in connection with his or her duties under this Agreement (collectively, the “Recipient Materials”) shall at all times be the property of the Bank. Within three calendar days of the termination of this Agreement, the Executive shall return to the Bank, all Recipient Materials (including all Proprietary Information) that is in his or her possession, custody or control.

28.  The provisions of provisions of Paragraphs 13, 14, 18-21, 27-32, 37, 41 and 43 shall survive the termination of this Agreement.

G.   CHANGE OF CONTROL

29.  The parties acknowledge that the Executive has agreed to assume the position of Chairman of the Board and to enter into this Agreement based on his confidence in the current owners of the Bank and the direction of the Bank provided by the current Board of Directors. Upon a “Change of Control,” as defined below, the Executive may, at his option, notify the Bank within sixty (60) days following such Change of Control that he intends to terminate this Agreement based upon the Change of Control.

In the event that Executive is terminated by the Bank within sixty (60) days following such Change of Control for any reason other than for Good Cause, Executive shall be entitled to elect to receive as severance the lump sum amount determined pursuant to Paragraph 30 upon written notice to the Bank, in which case the severance provisions of Paragraph 32 shall not apply.

30.  In the event that the Executive elects to terminate this Agreement based upon the Change of Control, the Bank shall pay to the Executive, within thirty (30) days of Bank’s receipt of a notice of the Executive’s election to terminate this Agreement, a cash lump sum payment equal to 1.99 times his Base Amount as defined in section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (“Code”).

In the event that any compensation payable under this Agreement is determined to be a “parachute payment” subject to the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), the Bank agrees to pay to the Executive an additional sum (the “Gross Up”) in an amount such that the net amount retained by the Executive, after receiving both the payment and the Gross Up and after paying: (i) any Excise Tax on the payment and the Gross Up, and (ii) any federal, state, and local income taxes on the Gross Up, is equal to the amount of the payment.

For purposes of determining the Gross Up, the Executive shall be deemed to pay federal, state, and local income taxes at the highest marginal rate of taxation in his filing status for the calendar year in which the payment is to be made based upon the Executive’s domicile on the date of the event that triggers the Excise Tax. The determination of whether such Excise Tax is payable and the amount of such Excise Tax shall be based upon the opinion of tax counsel selected by the Bank, subject to the reasonable approval of the Executive. If such opinion is not finally accepted by the Internal Revenue Service, then appropriate adjustments shall be calculated (with additional Gross Up determined based on the principals outlined in the previous paragraph, if applicable) by such tax counsel based upon the final amount of Excise Tax so determined together with any applicable penalties and interest. The final amount shall be paid, if applicable, within thirty (30) days after such calculations are completed, but in no event later than April 1st of the year following the event that triggers the Excise Tax. Such compensation shall be payable in equal disbursements in accordance with the Bank’s ordinary payroll policies and procedures.

31.  As used in this Agreement, a “Change of Control” shall be deemed to have occurred in each of the following instances:

a.  A reorganization, merger, consolidation or other corporate transaction involving the Bank, in each case, with respect to which the shareholders of the Bank, immediately prior to such transaction do not, immediately after the transaction, own more than fifty percent (50%) of the combined voting power of the reorganized, merged or consolidated bank’s then outstanding voting securities; provided, however that a Change of Control shall not be deemed to have occurred upon the formation of a holding company for the Bank if each shareholder of the Bank immediately prior to the formation of the holding company retains substantially the same percentage ownership of the holding company following such formation as he or she owned of the Bank prior the formation.

b.  The sale, transfer or assignment of all or substantially all of the assets of the Bank to any third party.

c.  The acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Bank where such acquisition causes any such Person to own twenty percent (20%) or more of the combined voting power of the Bank’s then outstanding capital stock then entitled to vote generally in the election of directors; provided however, that a Change of Control shall not be deemed to have occurred if a Person becomes the beneficial owner of twenty percent of the combined voting power of the Bank’s then outstanding capital stock solely as a result of the repurchase of voting securities by the Bank.

d.  During any period of two consecutive years, the persons who were directors of the Bank immediately before the beginning of the two year period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors; provided that any individual becoming a director subsequent to the beginning of such two year period whose election, or nomination for election by the Bank’s shareholders, was approved by at least two-thirds of the directors then comprising the Incumbent Directors shall be considered as though such individual were an Incumbent Director unless such individual’s initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act).

Notwithstanding anything contained herein to the contrary, if Executive’s employment is terminated and he or she reasonably demonstrates that such termination was at the request of a third party who has indicated an intention of taking steps reasonably calculated to effect a Change of Control and who effects a Change of Control, or such termination otherwise occurred in connection with, or in anticipation of, a Change of Control which later actually occurs, then for all purposes hereof, a Change of Control shall be deemed to have occurred on the day immediately prior to the date of such termination of his or her employment.

H.   SEVERANCE

32.  Except as otherwise expressly provided herein, if Bank terminates Executive’s employment for any reason other than Good Cause (as defined in this Agreement), then Executive shall be entitled to severance pay in an amount not less than the base salary that would have been due the Executive had he or she remained employed for twelve (12) months following termination. In the event that the Executive is entitled to any payment under Section G, above, no payment shall be due under this Section H. Any severance pay due to Executive pursuant to this Section H shall be paid in accordance with the terms of normal payroll procedure of the Bank.

I.   SEVERABILITY

33.  If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy: (A) such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (B) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

J.   WAIVER

34.  The parties acknowledge and agree that the failure of either party to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

K.   SUCCESSORS AND ASSIGNS

35.  The Executive acknowledges and agrees that this Agreement may be assigned by the Bank to any successor-in-interest and shall inure to the benefit of, and be fully enforceable by, any successor and/or assignee; and this Agreement will be fully binding upon, and may be enforced by the Executive against, any successor and/or assignee of the Bank.

36.  The Executive acknowledges and agrees that his or her obligations, duties and responsibilities under this Agreement are personal and shall not be assignable, and that this Agreement shall be enforceable by the Executive only. In the event of the Executive’s death, this Agreement shall be enforceable by the Executive’s estate, executors and/or legal representatives, only to the extent provided herein.

L.   CHOICE OF LAW

37.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF MICHIGAN, WITHOUT GIVING EFFECT TO PROVISION THEREOF REGARDING CONFLICT OF LAWS. IT IS STIPULATED THAT MICHIGAN HAS A COMPELLING STATE INTEREST IN THE SUBJECT MATTER OF THIS AGREEMENT, AND THAT THE EXECUTIVE HAS OR WILL HAVE REGULAR CONTACT WITH THE STATE OF MICHIGAN IN THE PERFORMANCE OF THIS AGREEMENT.

M.   MODIFICATION

38.  The parties acknowledge and agree that this Agreement and the other agreements and plans referenced herein constitute the complete and entire agreement between the parties; that each executed this Agreement based upon the express terms and provisions set forth herein; that, in accepting employment with the Bank, the Executive has not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement. No waiver shall be deemed a continuing waiver or a waiver of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

39.  Except as otherwise expressly provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement unless hereafter made (i) in writing, (ii) referencing an express provision in this Agreement, (iii) signed by the party to be bound, , and (iv) in the case of the Bank, approved by a disinterested majority of the Board of Directors.

N.   INDEMNIFICATION

40.  During the term of this Agreement, the Bank shall indemnify the Executive against all judgments, penalties, fines, amounts paid in settlement and reasonable expenses (including, but not limited to, attorneys’ fees) relating to his or her employment by the Bank to the fullest extent permissible under the law, including, without limitation, federal and/or state banking laws and regulations, the Michigan Banking Code of 1999, as amended, the Michigan General Corporation Act, as amended, and the Bank’s Articles of Incorporation. To the extent permitted by law, the Bank may purchase such indemnification insurance as the Board of Directors may from time to time determine.

O.   ARBITRATION

41.  Any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of the Executive or the termination thereof, shall be submitted to arbitration in accordance with the Employment Dispute Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. Notwithstanding the arbitration provisions set forth in this Agreement, the Executive and the Bank acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under the NONINTERFERENCE provisions of this Agreement. These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to this Paragraph of the Agreement. The Executive and the Bank further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers’ compensation or unemployment compensation.

P.   LEGAL CONSULTATION

42.  Each party acknowledges that it has carefully read this Agreement, that it has had an opportunity to consult with his, her or its attorney concerning the meaning, import and legal significance of this Agreement, that it understands the terms of the Agreement, that all understandings and agreements between Executive and the Bank relating to the subjects covered in this Agreement are contained in it, and that it has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other than those contained in this Agreement.

Q.   MISCELLANEOUS

43.  The Executive shall make himself available, upon the request of the Bank, to testify or otherwise assist in litigation, arbitration, or other disputes involving the Bank, or any of the directors, officers, employees, subsidiaries, or parent corporations of either during the term of this Agreement and at any time following the termination of this Agreement.

44.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination, or otherwise.

45.  In the event either party institutes arbitration or litigation to enforce or protect its rights under this Agreement, the prevailing party in such arbitration or litigation shall be entitled, in addition to all other relief, to reasonable attorneys fees, out-of-pocket costs, disbursements, and arbitrator’s fees relating to such arbitration or litigation.

46.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

47.  The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive or any successor-in-interest to the Executive shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general unsecured claim. For purposes of the Code, the Bank intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Bank. For purposes of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Bank intends that this Agreement not be subject to ERISA. If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of the Bank for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. At no time shall the Executive have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

48.  When a reference is made in this Agreement to a Paragraph or a Section, such references shall be to a Paragraph or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

49.  Executive represents that his or her service as an employee of the Bank will not violate any agreement: (i) he or she has made that prohibits him or her from disclosing any information he or she acquired prior to him or her becoming employed by the Bank; or (ii) he or she has made that prohibits him or her from accepting employment with the Bank or that will interfere with his or her compliance with the terms of this Agreement. Executive further represents that he or she has not previously, and will not in the future, disclose to Bank any proprietary information or trade secrets belonging to any previous employer. Executive acknowledges that the Bank has instructed him or her not to disclose to it any proprietary information or trade secrets belonging to any previous employer.

R.   NOTICES

50.  All notices and other communications required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given properly if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by United States mail, postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by recognized overnight courier service the next day. Such notices, requests, consents and other communications shall be sent to the respective parties as follows (or at such other address for a party as shall be specified by like notice to the other party):

If to the Bank:

David H. Blossey
Chief Executive Officer
4471 Wilson Avenue
Grandville, MI 49418

If to Executive:

Robert Bilotti
32 Glattly Drive
Denville, NJ 07834

51.  Any notice or other communication given pursuant to this Agreement shall be effective (i) in the case of personal delivery, telex or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of a recognized overnight courier service, one (1) business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

[signature page follows]

[signature page to Employment Agreement]

EXECUTED AS OF THE DATE FIRST WRITTEN ABOVE IN _________________________, _____________.

EXECUTIVE

WITNESS	Robert P. Bilotti

GRAND RIVER BANK

WITNESS	By:

Name: David H. Blossey

Title: Chief Executive Officer